Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Marsha J. Akin Investor Relations (630) 773-3800 www.ajg.com

ARTHUR J. GALLAGHER & CO. REACHES SETTLEMENT

IN FEDERAL CLASS ACTION RELATED TO CONTINGENT COMMISSIONS

Itasca, IL, December 29, 2006—Arthur J. Gallagher & Co. announced today that it has agreed to resolve all claims in the Federal Multi-District (MDL) class action pending in the New Jersey Federal District Court against commercial insurers and brokers relating to industry-wide contingent commission matters. Gallagher admitted no wrongdoing, but said it chose to conclude its involvement, rather than prolong what could be a costly and burdensome lawsuit. Gallagher established a provision for this matter in 2005, and as a result, substantially all of the costs associated with the MDL settlement have been reserved for in its previously reported balance sheet. Gallagher will incur a pretax charge in its fourth quarter 2006 earnings of between $5.0 million to $10.0 million to increase its reserve for the costs to be incurred to administratively conclude the MDL settlement and to resolve other regulatory and civil litigation matters.

The settlement, which is subject to court approval, provides for Gallagher to distribute $28.0 million to current and former clients and others that used a broker to purchase retail insurance from 1994 to 2005. The company will also pay $8.85 million in plaintiff’s attorney fees.

“We are pleased to put this legal matter behind us so we can focus all of our efforts on doing what we do best—providing our clients with high-quality, cost-effective insurance and risk management services,” said J. Patrick Gallagher, Jr., Chairman, President and CEO.

Arthur J. Gallagher & Co., an international insurance brokerage and risk management services firm, is headquartered in Itasca, Illinois, has operations in seven countries and does business in 120 countries around the world through a network of correspondent brokers and consultants. Gallagher is traded on the New York Stock Exchange under the symbol AJG.

This press release may contain certain forward-looking statements relating to future results. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expected, depending on a variety of factors such as changes in worldwide and national economic conditions, changes in premium rates and in insurance markets generally and changes in securities and fixed income markets as well as developments in the areas of tax legislation and crude oil prices. Please refer to our filings with the Securities and Exchange Commission, including Item 1, “Business – Information Concerning Forward-Looking Statements” and Item 1A, “Risk Factors”, of our Annual Report on Form 10-K, for a more detailed discussion of these factors.

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